Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated October 10, 2007
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Fixed Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PL61

Principal Amount (in Specified Currency): $100,000,000	.  TMCC may
increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100%
Trade Date: October 10, 2007
Original Issue Date: October 29, 2007
Stated Maturity Date: October 29, 2010

Interest Rate: 5.20% per annum
Interest Payment Dates: Semi-annually on each April 29 and October 29, commencing April 29, 2008

Net Proceeds to Issuer: 100%
Agent's Discount or Commission: 0.0%. The Agent or its affiliate will enter swap transactions with TMCC to hedge TMCC's obligations under the Notes.
Agent: Morgan Stanley & Co. Incorporated
Agent's Capacity:
	[ ] Agent
	[X] Principal

Day Count Convention:
	[X]  30/360
	[ ]  Actual/360
	[ ]  Actual/Actual
Business Day Convention:  Following

Redemption: The Notes are subject to redemption by TMCC, in whole, at a price equal to 100%, on the Redemption Dates and subject to the Notice of Redemption stated below.
Redemption Dates: Quarterly on each January 29, April 29, July 29 and October 29, commencing October 29, 2008
Notice of Redemption: The redemption of the Notes is subject to not less than 10 calendar days' prior notice.

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:	 No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $10,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated